Putnam Income Fund, October 31, 2010, Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 		Class A		   $55,288
		Class B		     2,698
		Class C		     5,961

72DD2		Class M		   $14,352
		Class R		       213
		Class Y		    12,028

73A1		Class A		     $0.485
		Class B		     0.434
		Class C		     0.437

73A2		Class M		     $0.472
		Class R		     0.471
		Class Y		     0.499

74U1		Class A		  124,782
		Class B		    6,351
		Class C		   24,527

74U2		Class M		   33,093
		Class R		      596
		Class Y		   21,032

74V1		Class A		     $6.86
		Class B		     6.80
		Class C		     6.82

74V2		Class M		     $6.74
		Class R		     6.83
		Class Y		     6.93



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 77Q3 74P

On September 15, 2008, the fund terminated its outstanding derivatives contracts with Lehman Brothers Special Financing, Inc. (LBSF) in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers Holdings, Inc. On September 26, 2008, the fund entered into receivable purchase agreements (Agreements) with other registered investment companies (each a Seller) managed by Putnam Management. Under the Agreements, the Sellers sold to the fund the right to receive, in the aggregate, $2,948,825 in net payments from LBSF in connection with certain terminated derivatives transactions (the Receivable), in exchange for an initial payment plus (or minus) additional amounts based on the funds ultimate realized gain (or loss) with respect to the Receivable. The Receivable off set against the funds net payable to LBSF. The fund paid $916,583 (exclusive of the initial payment)to the Sellers in accordance with the terms of the Agreements and the fund paid $177,266,195, including interest, to LBSF in complete satisfaction of the funds obligations under the terminated contracts.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.